                                  Exhibit 12.1

                               Kohl's Corporation
                       Ratio of Earnings to Fixed Charges
                                    ($000s)


                                                                  Fiscal Year (1)
                                             --------------------------------------------------------
                                               2001        2000        1999        1998        1997
                                               ----        ----        ----        ----        ----

Earnings
--------
  Income before income taxes                 $799,864    $605,114    $421,112    $316,749    $235,063

  Fixed charges (2)                           142,244     116,753      82,835      63,135      57,446

  Less interest capitalized
    during period                              (6,929)     (3,478)     (4,405)     (1,878)     (2,043)
                                             --------    --------    --------    --------    --------
                                             $935,179    $718,389    $499,542    $378,006    $290,466
                                             ========    ========    ========    ========    ========

Fixed Charges
-------------
  Interest (expensed or capitalized) (2)      $63,506     $52,305     $33,813     $24,550     $26,304

  Portion of rent expense
    representative of interest                 77,964      63,943      48,769      38,385      30,798

  Amortization of deferred
    financing fees                                774         505         253         200         344
                                             --------    --------    --------    --------    --------
                                             $142,244    $116,753     $82,835     $63,135     $57,446
                                             ========    ========    ========    ========    ========

Ratio of earnings to fixed charges             6.57        6.15        6.03        5.99        5.06
                                             ========    ========    ========    ========    ========


(1) Fiscal 2001, 1999, 1998 and 1997 were 52 week years and fiscal 2000 was a 53 week year.
(2) Interest expense for fiscal 1997 has been restated to properly reflect interest expense included on the Consolidated Statements of Income.